UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Learning Tree International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Learning Tree International, Inc.

1805 Library Street, Reston, Virginia 20190

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, March 18, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Learning Tree International, Inc. (our “Annual Meeting”) will be held at Learning Tree International, Inc., 1805 Library Street, Reston, Virginia 20190, on Thursday, March 18, 2010 at 10:00 a.m. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect three Class III directors for a term of three years.

2.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

Our board of directors has fixed the close of business on January 21, 2010 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting or at any adjournment thereof.

Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying Proxy Card, by telephone or, if you hold your shares through a broker or in “street name,” by voting electronically via the Internet. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to http://www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have available your 12-digit control number, located on your Proxy Card. Please do not return the enclosed paper ballot if you are voting by Internet or telephone. The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Directors,

/s/ ERIC R. GAREN
Eric R. Garen
Chairman of the Board

February 5, 2010

Important Notice Regarding Availability of Proxy Materials

for the 2010 Annual Meeting of Stockholders to be Held on March 18, 2010

Our Proxy Statement, Annual Report on Form 10-K, and Proxy Card are available on the Internet at http://www.proxyvote.com and at the “Investor Information” section of our corporate website at http://www.learningtree.com/investor/proxy.htm.

LEARNING TREE INTERNATIONAL, INC.

1805 Library Street, Reston, Virginia 20190

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished to our stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Learning Tree International, Inc., a Delaware corporation. The proxies solicited hereby are to be voted at our 2010 Annual Meeting of Stockholders to be held at our offices at 1805 Library Street, Reston, Virginia 20190, on Thursday, March 18, 2010, at 10:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).

At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.	The election of three Class III directors for a term of three years.

2.	The transaction of such other business as may properly come before our Annual Meeting.

A form of proxy is enclosed. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Our Board of Directors (our “Board”) recommends that stockholders vote “FOR” the election of the nominees for our Board named below. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with these recommendations. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

If you will not be able to attend our Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying Proxy Card or by voting electronically via the Internet (available only if you hold your shares through a broker or in “street name”) or by telephone. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. To vote by Internet (assuming you hold your shares through a broker or in “street name”), go to http://www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have available your 12-digit control number, located on your Proxy Card. Please do not return the accompanying Proxy Card if you are voting by Internet or telephone.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any stockholder present at our Annual Meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about February 5, 2010. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; Quorum

Only holders of record of our voting securities at the close of business on January 21, 2010 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting. As of the Record Date, 13,810,725 shares of our common stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding common stock will constitute a quorum for the transaction of business at our Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of January 21, 2010, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the persons named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects his or her beneficial ownership, as defined in Securities and Exchange Commission (“SEC”) rules and regulations. As a result, in some cases, more than one beneficial owner has been listed for the same securities. In accordance with Instruction 5 of Item 403, where more than one beneficial owner has been listed for the same securities, in computing the aggregate number of shares owned by directors and officers of the registrant as a group, those shares have been counted only once. See the footnotes below for specific share ownership details.

	Common Stock(1)
Name and Address of Owner	Number of Shares	Percent of Class
David C. Collins(2)(3)(4)	4,195,227	30.4%
Eric R. Garen(2)(5)(6)	3,382,105	24.5%
Nicholas R. Schacht(1)(2)	135,542	*
Charles R. Waldron(1)(2)	20,258	*
David A. Booker(1)(2)	3,949	*
Mary C. Collins(3)(4)	4,195,227	30.4%
Magnus Nylund(1)(2)	13,895	*
W. Mathew Juechter(1)(2)	47,913	*
Curtis A. Hessler(1)(2)	18,153	*
Stefan C. Riesenfeld(1)(2)	18,153	*
George T. Robson(1)(2)	18,153	*
Howard A. Bain III(1)(2)	18,153	*
Theodore E. Guth(5)(6)	1,147,065	8.3%
Lane Five Partners LP(7) 1122 Kenilworth Drive, Suite 313 Towson, Maryland 21204	716,209	5.2%
Lapides Asset Management, LLC(8) 500 W. Putnam Avenue Greenwich, CT 06830	738,600	5.4%
All directors and executive officers as a group(1)(9)	7,871,501	57.0%

*	Less than 1%.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after January 21, 2010. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares in this table includes the following number of shares issuable upon vested options or options that vest within 60 days after January 21, 2010: 127,606 shares for Mr. Schacht; 18,587 shares for Mr. Waldron; 3,287 shares for Mr. Booker; 10,339 shares for Mr. Nylund; 15,291 shares for each of Messrs. Juechter, Hessler, Bain, Riesenfeld and Robson; and 236,275 shares for all directors and executive officers as a group.

(2)	Mr. Garen is the Chairman of our Board, and Dr. Collins is the Vice Chairman of our Board. Mr. Schacht is our President and Chief Executive Officer and a Director. Mr. Waldron is our Chief Financial Officer and Corporate Secretary. Mr. Nylund is our Chief Information Officer. Mr. Booker is our Chief Operating Officer. Mr. Juechter, Mr. Hessler, Mr. Bain, Mr. Riesenfeld and Mr. Robson are members of our Board. The address of these individuals is Learning Tree International, Inc., 1805 Library Street, Reston, Virginia 20190.
(3)	Dr. Collins and Mrs. Collins are married. Accordingly, the shares listed for Dr. Collins include 197,640 shares beneficially owned by Mrs. Collins, and those listed for Mrs. Collins include 1,472,248 shares beneficially owned by Dr. Collins, although each disclaims beneficial ownership of the other’s shares.
(4)	The shares listed for Dr. Collins and Mrs. Collins both include: (i) 89,918 shares owned by the Collins Family Foundation, the directors of which are Dr. Collins and Mrs. Collins, but as to which they disclaim beneficial ownership; (ii) 238,323 shares owned by Adventures in Learning Foundation, of which Dr. Collins and Mrs. Collins are a minority of the trustees and as to which they disclaim beneficial ownership; (iii) 1,837,141 shares owned by DCMA Holdings LP, of which Dr. Collins and Mrs. Collins are general partners, but as to which they disclaim beneficial ownership; and (iv) 359,957 shares owned by the Collins Family Trust, of which Dr. Collins and Mrs. Collins are the trustees.
(5)	The shares listed for Mr. Garen include 61,454 shares owned by the Garen Family Foundation, of which Mr. Garen is a trustee, but as to which he disclaims beneficial ownership. Also included in Mr. Garen’s shares are: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares. See also Footnote 6.
(6)	Mr. Guth has sole voting and disposition power, as Trustee, of the following shares, as to which he disclaims beneficial ownership: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Guth’s address is Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Boulevard, Los Angeles, CA 90064.
(7)	Based upon information provided to us electronically on January 8, 2010 on behalf of Lane Five Partners LP (the “Fund”), as of December 31, 2009, the Fund held sole investment and voting power with respect to all of these shares.
(8)	On November 11, 2009, Lapides Asset Management, LLC (“Lapides”) filed a Schedule 13G to report beneficial ownership of and sole dispositive power with respect to an aggregate of 738,600 shares. Lapides has sole voting power with respect to 631,100 of such shares.
(9)	As described in Footnotes 3, 4, 5 and 6, certain of the shares have been listed for more than one of the named individuals. This total reflects the total number of shares owned by the director and officer group as a whole, eliminating the shares attributed to more than one individual.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board has eight members and is divided into three classes, Class I, Class II and Class III, with staggered terms. The current terms of the Class III directors will expire at our Annual Meeting this year, the term of the Class I directors will expire at the annual meeting of stockholders to be held in 2011 and the term of the Class II directors will expire at the annual meeting of stockholders to be held in 2012. At each subsequent annual meeting of stockholders, directors will be elected for a full three-year term to succeed the directors whose terms are then to expire.

Information Concerning Nominees and Other Directors

Name	Age	Position
Class III Directors—Nominees for election to terms expiring in 2013.

David C. Collins	69	Vice Chairman of our Board

Eric R. Garen	62	Chairman of our Board

George T. Robson(5)(6)	62	Director

Class I Directors—Present term expires in 2011.

Nicholas R. Schacht	50	President, Chief Executive Officer, and Director

Howard A. Bain III(2)	63	Director

Curtis A. Hessler(1)(4)	66	Director

Class II Directors—Present term expires in 2012.

W. Mathew Juechter(3)(6)	76	Director

Stefan C. Riesenfeld(4)(5)	61	Director

(1)	Chairman of the Compensation and Stock Option Committee.
(2)	Chairman of the Audit Committee.
(3)	Chairman of the Nominating and Governance Committee.
(4)	Member of the Nominating and Governance Committee.
(5)	Member of the Audit Committee.
(6)	Member of the Compensation and Stock Option Committee.

David C. Collins, one of our co-founders, has been Vice Chairman of our Board since 2007. Dr. Collins served as Chairman of our Board from 1974, when we began operations, until 2007. Dr. Collins served as our Chief Executive Officer from 1974 until 2005. Dr. Collins holds a B.S. (with distinction) in Electrical Engineering from Stanford University, and a Masters and a Ph.D. in Electrical Engineering from the University of Southern California.

Eric R. Garen, one of our co-founders, has served as Chairman of our Board since 2007, and is employed by us on a part time basis. Mr. Garen previously served as our Vice Chairman and President, having been employed by us since 1974. Mr. Garen holds a B.S. in Electrical Engineering from the California Institute of Technology and a Masters degree in Computer Science from the University of Southern California, earning both degrees with honors.

George T. Robson has served on our Board since 2006. He was the Chief Financial Officer of Unisys Corporation from 1990 until 1996, the Chief Financial Officer of H & R Block from 1996 until 1997 and the Chief Financial Officer of Dendrite International, a supplier of software and services to the pharmaceutical industry, from 1997 until his retirement in 2002, and on an interim basis during 2005. Mr. Robson holds a B.S. in Economics and Finance from the Wharton School of the University of Pennsylvania and an M.S. in Management from Binghamton University.

Nicholas R. Schacht has served on our Board since 2005 and has been our President and Chief Executive Officer since 2005. He was our President and Chief Operating Officer from 2003 until 2005, and was our Chief Operating Officer from 2002 to 2003. He was president of Global Learning Systems from 1999 to 2002, Group President for the Institute for International Research from 1998 to 1999, and held a variety of positions with ESI International from 1989 to 1998, culminating as its President. From 1987 to 1989, Mr. Schacht was a Research Fellow with Logistics Management Institute, and from 1981 to 1987, he was a U.S. Naval officer. Mr. Schacht holds a B.S. degree with honors from the U.S. Naval Academy, a Master’s degree in General Administration from the University of Maryland, and an M.S. from The George Washington University.

Howard A. Bain III has served on our Board since 2001. Since 2004, he has been an independent consultant in all aspects of corporate finance. He held Chief Financial Officer positions at several public companies, including: Portal Software from 2001 to 2004, Vicinity Corporation in 2000, Informix from 1999 to 2000, and Symantec Corporation from 1991 to 1999. Prior to 1991, he held CFO positions with various technology companies in the areas of semiconductor devices and manufacturing equipment, laser-based large screen projection systems and computer disk drives and was a consultant with Arthur Andersen LLP where he was a certified public accountant. He is also a director of Nanometrics, Inc. and several private venture capital financed companies. Mr. Bain holds a B.S. in Business from California Polytechnic University.

Curtis A. Hessler has served on our Board since 2003. Mr. Hessler currently serves as an adjunct professor of law at the University of California Los Angeles and at Pepperdine Law School and provides occasional expert testimony as a director of LEGC, Inc., an expert services and consulting firm. From 1998 until his retirement in 2006, he was Chairman and founding Chief Executive Officer of 101communications LLC, an international publishing and educational conference company serving information technology professionals. From 1997 to 1998 he served as President and Chief Executive Officer of Quarterdeck Corporation, a software firm. From 1996 to 1997 he served as Chairman and Chief Executive Officer of I-Net, Inc., a network management services company. From 1991 to 1995 he served as Executive Vice President, Chief Financial Officer of the Times Mirror Company, a media company. From 1984 to 1990 he served as Vice Chairman and Chief Financial Officer of Unisys Corporation, a computer and computer services company. From 1981 to 1983 he was a partner of Paul Weiss Rifkind Wharton and Garrison, a law firm. From 1977 to 1981 he held various positions with the Federal Government: Assistant Secretary of the U.S. Treasury for Economic Policy, Executive Director of the President’s Economic Policy Group and Associate Director of the Office of Management and Budget. Mr. Hessler is a member of the Board of Directors of Evercore Partners, Inc., an investment banking boutique. Mr. Hessler is a graduate of Harvard College (BA, summa), Oxford University (Rhodes Scholarship), the Yale Law School (JD), and the University of California, Berkeley (MA Economics).

W. Mathew Juechter has served on our Board since 1987. He is President and Chief Executive Officer of IRA, Inc., a management consulting company that works primarily in the areas of strategy, structure and executive development. From 1991 to 1999, he was Chief Executive Officer of ARC International Ltd., a management consulting and training company. From 1986 to 1991, Mr. Juechter was Managing Director of IRA, Inc. Mr. Juechter served as President and Chief Executive Officer of Wilson Learning Corp., a multi-national training organization, from 1977 to 1986. From 1989 to 1997, he also was President of the Board of Governors of the American Society for Training and Development. Mr. Juechter is a graduate of Boston University and Harvard Business School.

Stefan C. Riesenfeld has served on our Board since 2006. From 2000 until his retirement in 2003, he served as Chief Financial Officer of Asia Global Crossing. From 1999 to 2000 he served as Chief Financial Officer of Teledyne Technologies. From 1996 to 1999 he served as Finance Director (Chief Financial Officer) of ICL PLC, an information technology company. From 1989 to 1996 he served as Corporate Treasurer of Unisys Corporation. Mr. Riesenfeld holds an M.B.A. and an M.A. in economics from Stanford University and a B.S. in physics from the California Institute of Technology.

Vote Required

Nominees will be elected as directors by a plurality of the votes cast. The shares of each properly executed unrevoked proxy will be voted FOR the election of all of the nominees, unless the proxy otherwise directs. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

OUR EXECUTIVE OFFICERS

Name	Age	Title
Eric R. Garen	62	Chairman of our Board

David C. Collins	69	Vice Chairman of our Board

Nicholas R. Schacht	50	President and Chief Executive Officer

Charles R. Waldron	59	Chief Financial Officer and Corporate Secretary

David A. Booker	48	Chief Operating Officer

Magnus Nylund	39	Chief Information Officer

For the biographies of Mr. Garen, Dr. Collins and Mr. Schacht, please see “Proposal 1: Election of Directors—Information Concerning Nominees and Other Directors” above.

Charles R. Waldron has been our Chief Financial Officer since 2007 and was elected our Corporate Secretary on March 31, 2009. From 2000 until 2007, Mr. Waldron was a partner with Tatum LLC (Tatum), a professional services provider of financial and information technology leadership. During his tenure at Tatum, Mr. Waldron served as Chief Financial Officer of LCC International, Inc., Brivo Systems, Inc., and Netcom Solutions International, Inc. and as consulting Chief Financial Officer for Star Scientific, Inc. Prior to joining Tatum, Mr. Waldron worked for ExxonMobil Corporation in a variety of positions. Mr. Waldron is a licensed CPA and holds a B.A. and an M.B.A. from Tulane University.

David A. Booker has been our Chief Operating Officer since October 2007. He was named Executive Vice President in 2006 and was named President and General Manager of our Canadian subsidiary in 1996. Mr. Booker first joined us in 1993. Prior to that time, Mr. Booker held various sales and sales manager positions in the financial services industry in the United Kingdom.

Magnus Nylund has been our Chief Information Officer since 2005. He was our Vice President, Worldwide Information Systems from 2002 to 2005. Prior to his role as Vice President, Worldwide Information Systems, Mr. Nylund served as our Director, Worldwide IS Operations. He joined us in 1992 in our Swedish Operating Unit. Mr. Nylund has a Diploma in Computer Science from the University of Gävle, Sweden.

BOARD MEETINGS AND COMMITTEES AND CORPORATE GOVERNANCE

Our Board held eight meetings during fiscal 2009 and acted four times by unanimous written consent. Our Board has three separately designated standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Nominating and Corporate Governance Committee. Each member of these standing committees has been determined to meet the standards for “director independence” within the meaning of the rules and regulations promulgated by the Nasdaq Stock Market. Each incumbent director attended at least 75% of the aggregate of the number of meetings of our Board and meetings of committees of our Board on which he served during fiscal 2009.

Audit Committee

The members of our Audit Committee are Messrs. Bain (Chairman), Riesenfeld and Robson. The principal functions of our Audit Committee are to review the plan and results of our independent audit with our independent auditors and management, to review our systems of internal control over financial reporting, and to engage or discharge our independent auditors. Our Board has determined that each member of our Audit Committee is “independent” as required in our Audit Committee Charter and the rules and regulations promulgated by the Nasdaq Stock Market and the SEC. Our Audit Committee met eight times during fiscal 2009 and acted once by unanimous written consent.

Our Audit Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. The information contained in the preceding sentence shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Our Board has determined that Howard A. Bain III, Chairman of our Audit Committee, is an audit committee financial expert because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Bain has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation and Stock Option Committee

The members of the Compensation and Stock Option Committee (our “Compensation Committee”) are Messrs. Hessler (Chairman), Juechter and Robson. Our Compensation Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov2.htm. The principal functions of our Compensation Committee are to (i) review and approve the direct and indirect compensation and employee benefits of our Chief Executive Officer and our other elected officers; (ii) review, administer and approve any incentive plans and bonus plans that include elected officers; (iii) review and oversee our policies relating to the compensation of senior management and other employees; and (iv) address matters relating to our stock option plans and make equity compensation grants. In addition, our Compensation Committee reviews management’s long-range planning for executive development and succession, establishes and periodically reviews policies on perquisites and performs certain other review functions relating to management compensation and employee relations policies. Our Compensation Committee charter does not provide for the delegation of our Compensation Committee’s duties to any other person. Our Compensation Committee met seven times during fiscal 2009 and acted six times by unanimous written consent.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (our “Governance Committee”) are Messrs. Juechter (Chairman), Riesenfeld and Hessler. Our Governance Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov3.htm. Our Governance Committee met four times during fiscal 2009 and acted once by unanimous written consent.

Our Governance Committee manages the process for evaluating current Board members at the time they are considered for renomination. After considering the appropriate skills and characteristics required of our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be renominated, our Governance Committee recommends to our Board whether those individuals should be renominated. On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding one or more new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate.

Candidates for independent Board membership have typically been found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services). Where executive search firms have been used, we have provided the search firm with a written description of both minimum and desired qualifications for that specific candidate. Based upon these qualifications, the search firm collects resumes and other data about potential candidates and recommends potential candidates to our Governance Committee. We have a policy that stockholders may also recommend candidates by sending the candidate’s name and resume to our Governance Committee under the provisions, set forth below, for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.

Our Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as: independence; experience at the corporate, rather than divisional, level in multinational organizations as large as or larger than us; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. Our Governance Committee believes that it is necessary for at least one independent Board member to possess each of the skills enumerated above. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates.

Stockholder Communications

Our Board, including our independent directors, has unanimously adopted a procedure for our stockholders to communicate with our Board. Communications may be addressed to our Secretary, Learning Tree International, Inc. at 1805 Library Street, Reston, Virginia 20190, marked to the attention of our Board or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairman of our Governance Committee.

Annual Meeting Attendance

Our Board members are not required to attend our annual meetings of stockholders. As attendance by stockholders at our annual meetings of stockholders has historically been low, our Board believes the cost of requiring attendance is not generally justified. However, based upon the nature of the matters to be addressed, they may attend. One of the eight members of our Board attended our 2009 annual meeting of stockholders.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Summary of Compensation

Board compensation for our non-employee directors is determined by our Board, based on the recommendations of our Governance Committee. Although our executive officers may provide background data in connection with this process, they are generally not involved in the discussion of Board compensation except to the extent that Mr. Schacht, our Chief Executive Officer, is involved as a member of our Board (but not as a member of our Governance Committee). Our non-employee director compensation consists of the following:

•	A monthly retainer, which was reduced to $2,700 from $3,000 as of April 1, 2009.

•

An annual retainer for the Chairpersons of our Compensation Committee and Governance Committee, which was reduced to $4,500 from $5,000 as of April 1, 2009. An annual retainer for the Chairperson of our Audit Committee, which was reduced to $9,000 from $10,000 as of April 1, 2009.

•

A fee for each Board or committee meeting attended (i) in person, which was reduced to $1,800 from $2,000 as of April 1, 2009 and (ii) telephonically, which was reduced to $900 from $1,000 as of April 1, 2009; only a single fee is paid for attendance at multiple committee or Board meetings on a single day.

•

For fiscal 2009, an annual grant of $30,000 in stock options (based on compensation expense to be recorded by us in our financial statements over the vesting period, assuming no forfeitures) and $30,000 in restricted stock, subject to certain financial performance targets (which are the same as the targets for the equity incentives of our management). One-third of any earned stock option awards vest in each of the three Decembers following the end of the fiscal year in which they are granted, and one-third of all earned restricted stock awards vest in each of the three Januaries following the end of that fiscal year. Beginning with fiscal 2010, non employee directors receive annual grants of $50,000 in restricted stock units, vesting over three years.

In addition, our non-employee directors are reimbursed for travel and out-of-pocket expenses incurred on our behalf.

Non-employee Director Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to our non-employee directors for fiscal 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
W. Mathew Juechter(3)(4)	$69,200	$7,631	$16,745	$93,576
Howard A. Bain III(5)	$81,100	$7,631	$16,745	$105,476
Curtis A. Hessler(6)	$64,100	$7,631	$16,745	$88,476
Stefan C. Riesenfeld	$62,100	$7,631	$16,745	$86,476
George T. Robson	$65,100	$7,631	$16,745	$89,476

(1)

The amounts in these columns represent the dollar value of equity awards recognized for financial statement reporting purposes in fiscal 2009 in accordance with Accounting Standards Codification (“ASC”) 718. Consequently, the amount in these columns is based on the grant date value (regardless of subsequent changes in value) of equity awards scheduled to vest during fiscal 2009, excluding any awards that were not earned as a result of performance criteria. The assumptions we used to calculate the value of the awards are included in Note 6 to our audited financial statements in our Annual Report on Form 10-K for the year ended October 2, 2009, except that, as required by applicable rules, we did not reduce the amounts in these columns for any forfeitures relating to service-based (time-based) vesting conditions. These columns do not include any amounts for awards granted in fiscal 2009, because these awards were subject to meeting certain financial targets for fiscal 2009 that were not met; therefore, these awards were forfeited. The forfeited 2009 awards included the following for each of our non-employee directors: (i) 2,828 restricted shares of our common stock and (ii) options to purchase 8,427 shares of our common stock.

(2)	At October 2, 2009 each of our non-employee directors held (i) options to purchase 15,892 shares of our common stock and (ii) 2,862 shares of restricted common stock.
(3)	Mr. Juechter is Chairman of our Governance Committee.
(4)	Of this total, $32,000 was paid to IRA, Inc., a company wholly owned by Mr. Juechter.
(5)	Mr. Bain is Chairman of our Audit Committee.
(6)	Mr. Hessler is Chairman of our Compensation Committee.

COMPENSATION OF EMPLOYEE DIRECTORS

Summary of Compensation

Compensation for Mr. Garen, Dr. Collins and Mr. Schacht, who are employee directors, is determined by our Compensation Committee. Mr. Garen, our former President, continues to be employed by us on a part-time basis as Chairman of our Board, pursuant to an employment agreement dated as of November 16, 2003. His former monthly rate of $15,000 was revised to $13,500 per month effective April 1, 2009. Mr. Garen reports directly to our Board and performs executive duties and functions as specified from time to time by our Board. Mr. Garen’s employment may be terminated on three months’ written notice. Since October 2005, Dr. Collins, the Vice Chairman of our Board, has been employed under an arrangement under which he receives aggregate annual compensation of $1.00 per year for his services. In addition to serving as the Vice Chairman of our Board, Dr. Collins provides input to us on special projects as mutually agreed between him and us and administers a charitable giving program for us as described under “Certain Transactions” below. For a discussion of Mr. Schacht’s compensation, please refer to “Executive Compensation.” Our employee directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with board matters.

Employee Director Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to Mr. Garen and Dr. Collins in fiscal 2009:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Eric R. Garen	$171,000	$3,789	$174,789
David C. Collins	$1	$770	$771

(1)	For Mr. Garen, includes company contributions to the 401(k) plan of $3,019 and company-paid life insurance premiums of $720 for a special life insurance program; and for Dr. Collins, includes company-paid life insurance premiums of $720 for a special life insurance program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. Our Compensation Committee also establishes our policies with respect to compensation of our executive officers, including the individuals who served as our Chief Executive Officer and our Chief Financial Officer during fiscal 2009, as well as the other individuals included in the “Summary Compensation Table” below, whom we refer to as our “named executive officers.”

Compensation Philosophy and Objectives

We believe that attracting and retaining well-qualified executives is crucial to our success. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. In designing our compensation programs, we believe that the total compensation of our named executive officers and other key employees should reflect the value created for stockholders while supporting our strategic goals. In doing so, we try to design our compensation programs to reflect the following principles:

•	Compensation should allow us to attract and retain talented and experienced executives.

•	Compensation should be meaningfully related to the value created for our stockholders.

•	Compensation programs should support our short-term and long-term strategic goals and objectives, with a focus on targets that reflect our current strategic objectives.

•	Compensation programs should reflect and promote our values and reward individuals for outstanding contributions to our success.

The allocation between cash and non-cash compensation is based on our Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance.

Elements of Compensation

For fiscal 2009, the compensation for our named executive officers consisted of four components: base compensation, incentive compensation, equity incentives and health and welfare benefits. Under certain circumstances, we may also grant special bonuses or provide other compensation to our employees, including our named executive officers.

Base Salary. Our Compensation Committee’s general approach to compensating executives is to pay cash salaries that are commensurate with the executives’ experience and expertise and, where relevant, are comparable to the salaries paid to executives in competitive businesses. Base salaries for our executives are reviewed annually and may be determined as part of their total compensation package. Factors that may be considered are inflation, salary history, competitive factors in the market, and relative merit. In fiscal 2009, we did not employ any formal process, such as compensation consultants, for evaluating the base salaries we pay, believing that the benefits would not be justified by the costs. The annual analysis generally begins with an average increase, which reflects our performance, any changes in the cost-of-living and any perceived increases in competitive salaries. This percentage was zero for fiscal 2010 and has been less than 5% in each of the last three fiscal years (while we initially used a 4% increase for base compensation adjustments for fiscal 2009, in April 2009, based on the effect of the global economic crisis, we rolled back all cost-of-living salary increases for our employees in the United States). Our Compensation Committee may then adjust this average percentage to reflect individual circumstances, including such factors as performance, individual salary history, increased job responsibility, and changes in compensation paid by competitors.

For information concerning the base salary of each named executive officer during fiscal 2009, see “Summary Compensation Table” below. As noted above, effective April 1, 2009, we reversed the cost-of-living increases for our employees in the United States, including our named executive officers. In addition, for employees whose annual base compensation exceeded $100,000, including our named executive officers, we further reduced their base compensation by 6% of the amount over $100,000. For fiscal 2010, our Compensation Committee did not increase salaries for any of our named executive officers.

Our Compensation Committee may also adjust salaries at other times during the year under certain circumstances, including promotions. Should we hire a new named executive officer in the future, we expect that the initial compensation would be determined based on the executive’s experience and, where relevant, by comparison to salaries paid to executives in competitive businesses.

Annual Incentive Compensation. The basic format for the incentive compensation for our named executive officers has been in place for several years. At the beginning of each year, our Compensation Committee approves a target incentive amount for each executive based on a specific percentage of that executive’s base salary. For fiscal 2009 and 2010, the percentages for each of our named executive officers are as follows:

Named Executive Officer	Target Incentive as a Percentage of Base Salary
Nicholas R. Schacht	45%
Charles R. Waldron	30%
David A. Booker	30%
Magnus Nylund	30%

At the beginning of each fiscal year, our Compensation Committee also approves a series of weighted quantitative performance targets for the upcoming fiscal year, most commonly based on one or more of the following: operating income, revenue, gross profit, operating expenses as a percentage of revenue and the quality rating of our courses based upon reviews completed by course attendees. The weighting of the targets is approved by our Compensation Committee and may vary from year to year. For fiscal 2009, the incentive plan for our named executive officers included targets for revenue (45%), gross profit (30%), and operating expenses (25%). For fiscal 2010, their incentive plan includes targets for revenue (30%), and operating income (70%). The minimum target for each measure was set to require an improvement from the prior fiscal year in order to earn any incentive income. At the end of each fiscal year, the incentive compensation for each executive is determined under a formula using the actual results for the year and the weighting assigned to that target. An executive does not receive any incentive if the minimum targets are not met, but can earn in excess of his or her target incentive if the actual results exceed that minimum targeted level. Overall, an executive’s earned incentive compensation cannot exceed three times his or her target incentive compensation.

In setting the targets and in measuring the actual awards, our Compensation Committee makes certain adjustments (such as foreign exchange rate changes) to generally accepted accounting principles to exclude certain effects that we believe could distort comparisons, so that these numbers do not correspond exactly to our reported results.

For fiscal 2009, none of our named executive officers earned any incentive compensation based on our actual results.

Equity Incentives. Our Compensation Committee oversees a program under which we have granted units consisting of a combination of non-qualified stock options and restricted stock to our named executive officers (and our other senior executives) on an annual basis to encourage long-term retention of executives and to reward the attainment of corporate goals over a multi-year period. Based on the compensation expense to be recorded by us in our financial statements, our Compensation Committee determines the amount of options and stock related to an approved percentage of each named executive officer’s base salary. For fiscal 2009 and fiscal 2010, the percentages for each of the named executive officers are as follows:

Named Executive Officer	Value(1) of Equity Grants as a Percentage of Base Salary
	fiscal 2009	fiscal 2010
Nicholas R. Schacht	40%	25%
Charles R. Waldron	30%	15%
David A. Booker	30%	15%
Magnus Nylund	30%	15%

(1)	Based on compensation expense to be recorded by us in our financial statements over the life of the grant, assuming no forfeitures.

The reduced percentages for fiscal 2010 reflected two factors—the reduced risk as a result of using only full value grants of restricted shares rather than options and the modification of performance targets for award:

•

Through fiscal 2009, we granted units consisting of a combination of non-qualified stock options and restricted stock; starting with respect to fiscal 2010, we will be awarding only restricted stock units. The restricted stock units entitle a recipient to receive one-third (1/3) of the total number of shares subject to the award on each of the first three anniversaries of the date of grant if through such date the recipient has been continuously employed by, or has been a director of, us or our subsidiaries.

•

Our equity compensation awards for fiscal 2009 were subject to the achievement of certain financial performance targets specified by our Compensation Committee set forth in the table below plus a requirement that our overall corporate operating income be at least 9% of revenues. The equity awards would be reduced or forfeited to the extent these targets were not met.

Fiscal 2009 Equity Compensation Targets and Achievement

Revenue Target(1)	% Achievement
$180,393,000	0%
$201,386,000	100%
Over $201,386,000	100%

(1)	Both in setting the targets and in measuring the actual awards, we make certain adjustments to generally accepted accounting principles to exclude certain effects that we believe could distort comparisons, so that these numbers do not correspond exactly to our reported results.

Since we did not achieve any of these targets, no equity awards will vest from the fiscal 2009 grants now or in the future. As a result of similar issues in prior years, our Compensation Committee noted that our executives had not received any equity incentives since a partial award in fiscal 2008, which our Compensation Committee concluded was not ideal for aligning the interests of management and the stockholders. Accordingly, our Compensation Committee made its grants for fiscal 2010 with the proviso that we achieve positive net income in fiscal 2010, which was intended to significantly increase the possibility that awards will in fact be earned.

In addition to any periodic grants, we have made stock option grants and awards to executive officers on events such as initial employment, promotion, superior performance, as an incentive for continued service with us as well as continued superior performance. For information concerning the equity incentives awarded to each named executive officer during fiscal 2009, see “Grants of Plan-Based Awards.”

Equity Ownership Guidelines. We encourage our executives to own equity in the company, through the ownership of shares or options, but we have not established any specific equity ownership guidelines.

Health and Welfare Benefits. We provide our named executive officers with paid time off, medical and health benefits and defined contribution retirement plans comparable to those provided to our employees generally. In addition, consistent with common Canadian practice, our Chief Operating Officer receives a monthly automobile allowance. We do not have any special benefit plans for our named executive officers.

Special Bonuses. Our Compensation Committee also reserves the right to award special bonuses under other circumstances. In November 2009, our Compensation Committee voted to award special bonuses for contributions of certain employees during fiscal 2009. The Committee noted that, while the results for the year were less than the incentive compensation targets set before the beginning of the fiscal year in October 2008, we had been able to maintain profitability by significant cost cutting measures, including significant salary reductions. For our named executive officers, these bonuses took the form of unrestricted grants of common stock as follows: 1,806 shares of common stock to Mr. Schacht; 1,426 shares of common stock to Mr. Waldron; 1,227 shares of common stock to Mr. Booker; and 951 shares of common stock to Mr. Nylund.

On October 24, 2008, to compensate Messrs. Schacht and Waldron for extra efforts required during fiscal 2008 in connection with the process for soliciting offers to purchase the company, our Compensation Committee approved special bonuses of $50,000 each, which were paid on March 31, 2009.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid to executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of our Compensation Committee to preserve, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to executive officers to the extent consistent with our best interests. However, our Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for our success. Consequently, our Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances. In fiscal 2009, none of our executive officers received more than $1,000,000 in total compensation.

Role of the Executive Officers

Under its charter, our Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and our other named executive officers and all other elected officers. In doing so, our Compensation Committee is expected to consult with our Chief Executive Officer and other officers as it deems appropriate. In determining the appropriate compensation levels for our Chief Executive Officer, our Compensation Committee meets outside the presence of all of our executive officers, although each director and each employee directly reporting to the Chief Executive Officer is asked to supply a confidential written assessment of the performance of our Chief Executive Officer. With respect to our other named executive officers, our Compensation Committee receives a report and recommendation from our Chief Executive Officer.

At approximately the beginning of each fiscal year, our Compensation Committee determines target amounts and performance criteria for the upcoming year’s performance compensation plan and grants the equity incentive awards for each of our named executive officers.

Principal Compensation Agreements And Plans

Employment Agreements

We have employment agreements with each of Messrs. Schacht, Waldron, Booker, and Nylund, which provide:

•	that the agreement (and the employment of the executive involved) is terminable by either party at any time.

•	for severance compensation equal to six months’ (12 months’ in the case of Mr. Booker) base salary upon termination of employment by us without cause.

•

that the executive will not (i) for a period of one year (six months in the case of Mr. Booker) following termination, offer any service in competition with us, whether directly or indirectly, in any area served by us at the date of termination; and (ii) for a period of two years (six months in the case of Mr. Booker), disclose any information pertaining to our customers or the contents of any mailing list prepared or used by us during or prior to the term of the Agreement.

•

that the executive will not receive any incentive compensation and must repay any incentive compensation paid in advance within 30 days of termination if he terminates his employment with us or is terminated for cause.

•

that the executive will receive any unpaid incentive compensation with respect to a year prior to the year in which he departs, and a prorated (using the number of days before and after his departure) portion of his incentive compensation with respect to the entire fiscal year in which he departs (which will be calculated and paid after the end of such fiscal year) if he is terminated by us without cause.

Payments upon Termination

The information below sets forth the amount of compensation we will pay to each of our named executive officers in the event of termination of such named executive officer’s employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid can only be determined at the time of such named executive officer’s termination.

All Terminations. Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	Any unpaid base salary from the date of the last payroll to the date of termination;

•	Any unpaid annual bonus for a previously completed year, unless specified otherwise;

•	Reimbursement for any properly incurred unreimbursed business expenses;

•	Unpaid, accrued and unused personal time off through the date of termination; and

•	Any existing rights to indemnification for prior acts through the date of termination.

Voluntary Termination/Termination for Cause. No additional amounts would be contractually due to any named executive officer upon a voluntary termination or a termination for cause.

Involuntary Termination. In addition to the amounts set forth above, the named executive officers will receive six months’ (12 months’ in the case of Mr. Booker) base salary upon termination of employment by us without cause. Based on the salary in effect on October 2, 2009 and the incentive compensation that had been earned but not paid for fiscal 2009 as of that date, the amounts payable under such circumstances would have been as follows:

Name	Salary and Incentive(1)	Benefits		Total
Nicholas R. Schacht	$199,750	$—		$199,750
Charles R. Waldron	$153,400	$—		$153,400
David A. Booker	$260,823	$3,889	(2)	$264,712
Magnus Nylund	$100,760	$—		$100,760

(1)	Reflects six months’ salary for Messrs. Schacht, Waldron, and Nylund, payable in accordance with our normal salary payment schedule, 12 months’ salary for Mr. Booker, and any incentive compensation payable to each named executive officer listed. No incentive compensation was earned in fiscal 2009.
(2)	Reflects continued coverage under our benefit plans for eight weeks.

Death. In accordance with our standard nondiscriminatory employee term life insurance provisions, the following amounts would be paid to the beneficiaries of the named executive officers if the officer died while employed with us: $500,000 for Mr. Schacht; $380,000 for Mr. Waldron; $522,540 for Mr. Booker; and $202,000 for Mr. Nylund. The foregoing amounts would be doubled in the case of accidental death. Mr. Booker’s term life insurance amounts would be payable in Canadian dollars, but the amount is shown in U.S. dollars using an exchange rate as of October 2, 2009 of CN$1.07 to US$1.00.

Disability. Depending on the nature of the disability and other factors, under our various nondiscriminatory employee plans and arrangements, our named executive officers may be eligible for disability benefits in the event of a disability.

Change of Control. None of our executive officers is entitled to special payments upon a change of control.

Equity Incentive Plan

On June 19, 2007, our stockholders approved the Learning Tree International, Inc. 2007 Equity Incentive Plan (our “2007 Plan”) pursuant to which we are authorized to issue incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options, stock appreciation rights, restricted stock awards (including restricted stock units), performance unit awards and performance share awards to executives (as well as other employees and directors). The 2007 Plan is administered by our Compensation Committee. Each award under the 2007 Plan is evidenced by a written agreement in a form approved by our Compensation Committee. To date, we have only granted stock options, restricted stock and restricted stock units under our 2007 Plan. Although we are not permitted to make additional grants under prior plans, we continue to have previously granted options outstanding under our 1999 Stock Option Plan.

Under our 2007 Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of our capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 75% of the fair market value of the common stock on the date of grant. The term of any stock option may not exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). Our Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; although that period cannot be less than six months. Upon exercise of any option granted under our 2007 Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of common stock. No options granted under our 2007 Plan are transferable by the optionee other than by will or by the laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee.

Our 2007 Plan permits the grant of shares of common stock (including restricted stock units) subject to conditions imposed by our Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. Our Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Defined Contribution Plans

We have adopted a defined contribution plan for the benefit of our United States employees who have met the eligibility requirements. The Learning Tree International 401(k) Plan is a profit-sharing plan qualifying under Section 401(k) of the Internal Revenue Code. In fiscal 2007, qualified employees could elect to contribute up to 15% of their compensation to our 401(k) Plan on a pre-tax basis, subject to statutory limitations. On October 1, 2007, we eliminated the limitation on the maximum employee contribution. Currently, the maximum amount of employee contributions remains subject only to statutory limitations. Prior to April 1, 2009, we contributed at a rate of 75% of the amount, up to the first 6% of employee compensation, contributed by each employee. From April 1, 2009 to September 30, 2009, we contributed at a rate of 50% of the amount, up to the first 2% of employee compensation, contributed by each employee. Effective, October 1, 2009, we contribute at a rate of 30% of the amount, up to the first 6% of employee compensation, contributed by each employee. We contributed, $630,000, $741,000 and $482,000 to our 401(k) Plan for fiscal 2007, 2008 and 2009, respectively.

We have also adopted or participate in company-sponsored or country-sponsored contribution plans for the benefit of our employees of all of our foreign subsidiaries. Contributions to these plans are subject to tenure and compensation level criteria, as well as certain limitations. For fiscal 2007, 2008 and 2009, our cost for these plans was approximately $546,000, $663,000 and $576,000 respectively.

Summary Compensation Table

The following table sets forth, for fiscal 2007, 2008 and 2009, all compensation awarded to, earned by or paid for services received by (i) our President and Chief Executive Officer and our Chief Financial Officer, and (ii) our two other executive officers as of the end of fiscal 2009 who received more than $100,000 in aggregate compensation during fiscal 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Nicholas R. Schacht	2009	$440,012	$50,000	$20,856	$261,587	—	$7,088	$779,543
President and Chief Executive Officer	2008	$420,050	—	$66,723	$256,567	$403,710	$10,125	$1,157,175
	2007	$400,000	—	$13,333	$223,959	$325,395	$9,900	$972,587
Charles R. Waldron(4)	2009	$322,040	$50,000	$5,910	$55,196	—	$10,400	$443,546
Chief Financial Officer and Corporate Secretary	2008	$320,050	$50,000	$7,486	$6,917	$72,335	$10,125	$466,913
	2007	$153,928	—	—	—	—	—	$153,928
David A. Booker(5)	2009	$270,227	—	—	$18,082	—	$11,325	$299,634
Chief Operating Officer	2008	$273,584	—	—	$25,487	$61,843	$10,498	$371,412
	2007	$184,770	—	—	$10,497	$226,383	$7,936	$429,586
Magnus Nylund	2009	$217,107	—	$7,781	$23,736	—	$5,595	$254,219
Chief Information Officer	2008	$208,050	—	$24,966	$45,390	$69,038	$9,368	$356,812
	2007	$200,000	—	$4,999	$20,697	$122,023	$7,072	$354,791

(1)

The amounts in these columns represent the dollar value of equity awards recognized for financial statement reporting purposes in each of fiscal 2007, 2008 and 2009 in accordance with ASC 718. Consequently, the amount in these columns for each fiscal year is based on the grant date value (regardless of subsequent changes in value) of equity awards scheduled to vest during that fiscal year, excluding any awards that were not earned as a result of performance criteria. The assumptions we used to calculate the value of the awards are included in Note 6 to our audited financial statements in our Annual Report on Form 10-K for the year ended October 2, 2009, except that, as required by applicable rules, we did not reduce the amounts in these columns for any forfeitures relating to service-based (time-based) vesting conditions. These columns do not include any amounts for awards granted in fiscal 2009, since none of those awards were earned. The forfeited 2009 awards included the following: Mr. Schacht, 8,234 restricted shares and 24,539 options; Mr. Waldron, 4,705 restricted shares and 14,022 options; Mr. Booker, 23,753 options; and Mr. Nylund, 3,058 restricted shares and 9,115 options.

(2)	Consists of amounts payable under our annual incentive compensation program for each named executive officer for each of fiscal 2008 and 2007, plus (i) $261,300 for fiscal 2008 for Mr. Schacht from a special bonus program for employees whose in-the-money options expired during a time when employees were not permitted to sell shares of our common stock due to our insider trading policy and (ii) additional incentive compensation of $22,020 received by Mr. Nylund in fiscal 2008 based on our worldwide room rental revenue. No incentive compensation was earned with respect to fiscal 2009. See “Compensation Discussion and Analysis – Elements of Compensation” above for additional information.
(3)	For Mr. Schacht, Mr. Waldron and Mr. Nylund, includes contributions to our 401(k) plan of: $7,038, $10,350 and $5,545, respectively, for fiscal 2009; $10,125, $10,125, and $9,368, respectively, for fiscal 2008; and $9,900, $0, and $7,072, respectively, for fiscal 2007. For Mr. Booker, includes (i) for fiscal 2009, contributions to the Registered Pension Plan in Canada of $10,246 and $1,079 in estimated tax gross up amounts; these amounts were paid or denominated in Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2009 of CN$1.07 to US$1.00; (ii) for fiscal 2008, contributions to the Registered Pension Plan in Canada of $9,432 and $1,066 in tax gross up amounts; these amounts were paid in Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2008 of CN$1.06 to US$1.00; and (iii) for fiscal 2007, contributions to the Registered Pension Plan of $7,936; this amount was paid in Canadian dollars but is shown here in U.S. dollars using an exchange rate of CN$1.08 to US$1.00.
(4)	For fiscal 2007, includes compensation to Mr. Waldron as a consultant beginning May 2, 2007 and as an employee after August 29, 2007.
(5)	Mr. Booker held a dual role in fiscal 2007, as General Manager of our Canadian Operating Unit and as Corporate Executive Vice President in charge of Operating Units in Canada, Sweden, France and Japan. His compensation was paid in Canadian dollars, but is shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2009 of CN$1.07 to US$1.00 and for fiscal 2008 of CN$1.06 to US$1.00 and for fiscal 2007 using a rate of CN$1.08 to US$1.00.

Grants of Plan-based Awards

The following table sets forth the grants of plan-based awards during fiscal 2009 to our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	Earned (#)(2)
Nicholas R. Schacht	—	—	$196,560	$589,680	—	—	—	—	—		—	—
Options	10/24/08	—	—	—	—	24,539	24,539	0	—		$10.61	$0
Restricted shares	10/24/08	—	—	—	—	8,234	8,234	0	—		$10.61	$0
David A. Booker	—	—	$84,561	$253,683	—	—	—	—	—		—	—
Options	10/24/08	—	—	—	—	23,753	23,753	0	—		$10.61	$0
Charles R. Waldron	—	—	$99,840	$299,520	—	—	—	—	—		—	—
Options	10/24/08	—	—	—	—	14,022	14,022	0	—		$10.61	$0
Restricted shares	10/24/08	—	—	—	—	4,705	4,705	0	—		$10.61	$0
Options	12/3/08	—	—	—	—	—	—	—	50,000	(3)	$10.22	$180,500
Magnus Nylund	—	—	$64,896	$194,688	—	—	—	—	—		—	—
Options	10/24/08	—	—	—	—	9,115	9,115	0	—		$10.61	$0
Restricted shares	10/24/08	—	—	—	—	3,058	3,058	0	—		$10.61	$0

(1)	The payouts under our annual incentive compensation program were based on the attainment of financial performance targets for revenue (45%), gross profit (30%), and operating expense (25%), as described in “Compensation Discussion and Analysis” above. No incentive compensation was earned with respect to fiscal 2009.
(2)	Equity incentive awards of options and restricted stock during fiscal 2009 were granted subject to our meeting certain financial performance targets, as described in “Compensation Discussion and Analysis” above. The Threshold, Target and Maximum columns represent the minimum, target and maximum number of shares (both restricted stock and shares underlying options), respectively, which could have been earned under the grants. Based on the results in fiscal 2009, none of the grants was earned.
(3)	Mr. Waldron received this special option award to recognize his performance with respect to fiscal 2008 and to bring his equity awards in line with those of other officers.
(4)	Represents the grant date fair value computed in accordance with ASC 718 of the earned restricted stock and option awards. The assumptions and methodology used in the calculation of this amount are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2009, but disregard the estimates of forfeitures related to service-based (time-based) vesting conditions.

Discussion of Summary Compensation and Grants of Plan-based Awards Tables

A discussion of the material terms of the employment agreements of our named executive officers and our compensation plans and arrangements, pursuant to which the compensation set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” was paid or awarded, is contained in the sections of this Proxy Statement titled “Compensation Discussion and Analysis” and “Principal Compensation Agreements and Plans.”

Outstanding Equity Awards at Fiscal Year-end

The following table reflects outstanding vested and unvested stock options and restricted stock held by the named executive officers as of the end of fiscal 2009:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Nicholas R. Schacht	—	—		—	—	2,107	(4)	$23,957
	—	—		—	—	922	(5)	$10,483
	100,000	—		$14.01	9/30/10	—		—
	16,161	8,081	(1)	$12.66	6/24/12	—		—
	1,681	3,365	(2)	$20.70	12/15/12	—		—
David A. Booker	1,643	3,288	(2)	$20.70	12/15/12	—		—
Magnus Nylund	—	—		—	—	790	(4)	$8,982
	6,060	3,030	(1)	$12.66	6/24/12	342	(5)	$3,889
	624	1,250	(2)	$20.70	12/15/12	—		—
Charles R. Waldron	961	1,923	(2)	$20.70	12/15/12	526	(5)	$5,981
	—	50,000	(3)	$10.22	12/15/13	—		—

(1)	These unvested options vest on December 31, 2009.
(2)	One-half of these unvested options vest on each of December 31, 2009 and 2010.
(3)	One-third of these unvested options vest on each of December 31, 2009, 2010 and 2011.
(4)	These unvested shares vest on December 31, 2009.
(5)	One-half of these unvested shares vest on each of December 31, 2009, and 2010.

Option Exercises and Stock Vested Table

No named executive officer exercised any options during fiscal 2009. The following table sets forth information concerning restricted stock grants to our named executive officers that vested during fiscal 2009:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas R. Schacht	2,566	$21,862
Charles R. Waldron	263	$2,241
David A. Booker	—	—
Magnus Nylund	961	$8,188

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The information contained in this Compensation and Stock Option Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management, and based on such review and discussions, the Compensation and Stock Option Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND STOCK OPTION COMMITTEE

Curtis A. Hessler, Chairman
W. Mathew Juechter
George T. Robson

RELATED PARTY TRANSACTIONS

Transactions

Dr. Collins oversees (with the concurrence of our Governance Committee) an annual charitable budget of $160,000 (which was reduced from $200,000, effective, April 1, 2009). In fiscal 2007, 2008 and 2009, we donated $250,000, $150,000 and $180,000, respectively, to two public charitable organizations recommended by Dr. Collins. Dr. Collins is a member of the boards of both of those public charitable organizations.

During fiscal 2009, we paid $320,654 for legal services performed by Manatt, Phelps and Phillips LLP, a law firm in which Theodore E. Guth is a partner. Mr. Guth has sole voting and disposition power, as trustee of an aggregate of 1,147,065 shares of our common stock held by the Nicole Suzanne Garen Family Trust, the Steven Robert Garen Family Trust and the Garen Dynasty Trust, but as to which he disclaims beneficial ownership.

Policies and Procedures for Approving Related Party Transactions

In January 2008, our Board adopted a Related Party Transaction Policy, which prescribes policies and procedures for approving a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A “related party” is any person who, since the beginning of the last fiscal year for which we filed a Form 10-K and proxy statement (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than 5 percent of any class of our voting securities;

•

an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5 percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5 percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.

The Board has delegated to our Governance Committee the responsibility of reviewing and approving related party transactions. Our Governance Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as our Governance Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from our Governance Committee. Related party transactions that are ongoing are subject to ongoing review by our Governance Committee to determine whether it is in our best interest and our stockholders best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.

CODE OF ETHICS

On December 4, 2002, our Board adopted the Code of Business Conduct and Ethics (“Code of Ethics”) for all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics that requires all of our employees to avoid actual or apparent conflicts of interest, and our conflicts of interest policy applies to our employees and members of their immediate families. Actual or apparent conflicts of interest must be reported to our Human Resources Director or directly to our Vice President of Human Resources and Administration. An employee may only proceed with the subject transaction if the Vice President of Human Resources and Administration approves of the transaction.

A copy of the Code of Ethics is publicly available on our website at http://www.learningtree.com/investor/corpgov4.htm. We intend to post on our website any amendments to, or waivers from, our Code of Ethics that apply to our principal executive officer or principal financial officer within two days of any such amendment or waiver.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee of ours, or is related to any other member of our Compensation Committee, or any other member of our Board, or any of our executive officers, or had any other relationships requiring disclosure under SEC rules.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, BDO Seidman, LLP, our October 2, 2009 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of October 2, 2009. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 114, “Communication with Audit Committees” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from us and our management and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for fiscal 2009 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2009 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Howard A. Bain III, Chairman
Stefan C. Riesenfeld
George T. Robson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors and executive officers filed all required reports on a timely basis during fiscal 2009 except that (i) Howard A. Bain III, W. Mathew Juechter, Stefan C. Riesenfeld and George T. Robson each filed one late Form 4 on January 14, 2009 reporting the forfeiture of restricted stock in accordance with terms of the grant and the grant of restricted stock and employee stock options; (ii) David A. Booker filed one late Form 4 on January 15, 2009 reporting the grant of employee stock options; (iii) Charles R. Waldron and Magnus Nylund each filed on late Form 4 on January 15, 2009 reporting the forfeiture of restricted stock in accordance with terms of the grant and the grant of restricted stock and employee stock options; (iv) Nicholas R. Schacht filed one late Form 4 on January 16, 2009 reporting the forfeiture of restricted stock in accordance with terms of the grant and the grant of restricted stock and employee stock options; and (v) Curtis R. Hessler filed one late Form 4 on February 11, 2009 reporting the forfeiture of restricted stock in accordance with terms of the grant and the grant of restricted stock and employee stock options.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For fiscal 2009, our independent auditors, as recommended by our Audit Committee and approved by our Board, were BDO Seidman, LLP, an independent registered public accounting firm. The following table presents fees for professional services rendered by BDO Seidman for fiscal 2008 and 2009:

	2008	2009
Audit Fees	$1,281,000	$1,231,000
Audit-Related Fees	—	—
Tax Fees(1)	$60,700	$34,858
All Other Fees(2)	$9,200	$1,050
TOTAL FEES	$1,350,900	$1,266,908

(1)	Tax Fees includes fees principally incurred for assistance with tax compliance matters.
(2)	All Other Fees includes (a) for fiscal 2008, fees associated with SEC registration statements and responses to staff comment letters and (b) for fiscal 2009, fees associated with the discontinued efforts to explore the sale of our company.

Audit Committee Authorization of Audit and Non-Audit Services

Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent auditors engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors and require our Audit Committee to be informed of each service provided by the independent auditors. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee pre-approved 100 percent of the fees for services provided by BDO Seidman LLP during fiscal 2009.

Our Audit Committee considered and determined that the provision of non-audit services by BDO Seidman LLP was compatible with maintaining the auditors’ independence. Our Audit Committee has selected BDO Seidman as its auditor for fiscal 2010.

A representative of BDO Seidman LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements as such representative deems appropriate.

STOCKHOLDERS’ PROPOSALS FOR 2011 ANNUAL MEETING

Pursuant to Rule 14a-8 of the SEC, proposals by eligible stockholders that are intended to be presented at our 2011 annual meeting of stockholders, must be received by us by October 8, 2010 in order to be considered for inclusion in our proxy materials. Stockholders wishing to submit proposals that are to be presented at, but are not to be considered for inclusion in our proxy materials for, our 2011 annual meeting of stockholders must give us timely notice thereof. To be timely, a proposal must be received by us no later than December 22, 2010.

OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgments.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for fiscal 2009 is being mailed to stockholders along with this Proxy Statement. Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

By Order of the Board of Directors,

February 5, 2010	/s/ ERIC R. GAREN
Eric R. Garen
Chairman of the Board

1805 LIBRARY STREET RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M18986-P87201 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LEARNING TREE INTERNATIONAL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends that you vote FOR the following:					nominee(s) on the line below.
1.	Election of Three (3) Class III Directors	☐	☐	☐	_________________________________
Nominees
01) David C. Collins
02) Eric R. Garen
03) George T. Robson

This proxy, when properly executed, will be voted as directed, or if no contrary direction is indicated, will be voted for the election of directors and as the proxy holders deem advisable on such other matters as may properly come before the Annual Meeting.

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M18987-P87201

LEARNING TREE INTERNATIONAL, INC.

Annual Meeting of Stockholders

March 18, 2010 10:00 AM

This proxy is solicited by the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of the 2010 Annual Meeting of Stockholders of Learning Tree International, Inc. (“Learning Tree”) dated February 5, 2010, and the accompanying Proxy Statement related to the above-referenced Annual Meeting, and hereby appoints Nicholas R. Schacht and Charles R. Waldron, with full power of substitution in each, as attorneys and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of Common Stock, $.0001 par value, of Learning Tree which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Learning Tree, to be held at 10:00 a.m., local time, on Thursday, March 18, 2010, at Learning Tree International, Inc., 1805 Library Street, Reston, Virginia 20190, and at any and all adjournments or postponements thereof (the “Annual Meeting”) on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

The Board of Directors of Learning Tree solicits this proxy, and when properly executed, the shares represented hereby will be voted in accordance with the instructions in this proxy. If no direction is made, this proxy will be voted FOR the election of all nominees named as Directors of Learning Tree.

Continued and to be signed on reverse side.